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                                                                    EXHIBIT 8.02

                                 March 24, 1999


Quality Semiconductor, Inc.
851 Martin Avenue
Santa Clara, CA 95050

Ladies and Gentlemen:

     We have acted as counsel for Quality Semiconductor, Inc., a California corporation (the "Company"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of November 1, 1998, by and among the Company, Integrated Device Technology, Inc., a Delaware corporation ("Parent"), and Penguin Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Agreement, Merger Sub will merge with and into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Parent. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including Exhibits), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of Parent, Merger Sub and the Company, respectively (the "Officers' Certificates") in forms attached hereto as Exhibits A and B.

     In connection with rendering this opinion, we have obtained representations and are relying thereon (without any independent investigation or review thereof) that:

     1. Neither Parent nor a person related to Parent (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) will redeem nor acquire any of the Parent Common Stock issued in the transaction or acquire any Company stock prior to the transaction, other than possible repurchases of unvested stock of employees, directors and consultants in connection with termination of such employees, directors and consultants, and other than pursuant to Parent's previously adopted share repurchase plan whereby the company is permitted to purchase up to 10

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Quality Semiconductor, Inc.
March 24, 1999
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million shares of Parent Common Stock (approximately 12 percent of its outstanding shares) in open market transactions.

     2. Following the Merger, the Company will hold at least 90 percent of the fair market value of its and Merger Sub's net assets, and at least 70 percent of the fair market value of its and Merger Sub's gross assets such that it will hold substantially all of its and Merger Sub's assets within the meaning of ss. 368(a)(2)(E)(i) of the Code and the Treasury regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business.

     3. No Company shareholder has guaranteed or will guarantee any Company indebtedness outstanding during the period immediately prior to the Merger.

     4. None of the Company, Parent, or Merger Sub is, or will be at the time of the Merger, an investment company as defined in ss. 368(a)(2)(F) of the Code.

     In addition, in connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be reorganization expenses within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

     2. At all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of the Company, Parent, or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of the Company, Parent, or Merger Sub has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire the Company's capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

     3. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     4. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification.

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Quality Semiconductor, Inc.
March 24, 1999
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As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     5. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

     6. The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     7. The Merger will be consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws.

     8. An opinion of counsel, substantially identical in substance to this opinion, has been delivered to Parent from Fenwick & West LLP, and will not be withdrawn prior to the Effective Date.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, and in the S-4 Registration Statement we are of the opinion that if the Merger is consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the Effective
Time:

          (a) the Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

          (b) each of IDT, QSI and Merger Sub will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          (c) no gain or loss will be recognized by QSI shareholders solely upon their receipt of IDT common stock in the merger in exchange for QSI common stock, except to the extent of cash received in lieu of a fractional share; and

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Quality Semiconductor, Inc.
March 24, 1999
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          (d)  the disclosure of the material federal income tax consequences of the Merger to QSI shareholders in the S-4 Registration Statement under the heading "Material Federal Income Tax Considerations" is correct in all material respects, subject to the limitations set forth therein.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We consent to the use of this opinion as an exhibit to the S-4 Registration Statement, to references to this opinion in the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement under the heading "Material Federal Income Tax Consequences" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than the Company and Merger Sub, our clients.


                                             Very truly yours,

                                             VENTURE LAW GROUP
                                             A Professional Corporation

                                             /s/ VENTURE LAW GROUP